Exhibit 23.3
[Logo or Letterhead of MBA]
January 20, 2011
American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, TX 76155-2605
Re:	American Airlines, Inc. (the “Company”) Fifteen Boeing 737-800, Six Boeing 757-200, Two Boeing 767-300ER and Seven Boeing 777-200ER Aircraft Appraisals
Ladies and Gentlemen:
     We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary — Summary of Terms of Certificates,” (b) “Prospectus Supplement Summary — Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary — Loan to Aircraft Value Ratios,” (d) “Risk Factors — Risk Factors Relating to the Certificates and the Offering,” (e) “Description of the Aircraft and the Appraisals — The Appraisals,” (f) “Description of the Equipment Notes — Loan to Value Ratios of Equipment Notes,” (g) “Summary of Appraised Values” in Appendix III and (h) “Loan to Value Ratios of Equipment Notes” in Appendix IV and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals — The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement, expected to be dated on or about January 20, 2011, and the Company’s final Prospectus Supplement, in each case to the Prospectus, dated July 17, 2009, included in Registration Statement No. 333-160646 and 333-160646-01 and relating to the offering of American Airlines, Inc. Pass Through Certificates, Series 2011-1.

Sincerely, MORTEN BEYER & AGNEW, INC.
By:	/s/ Robert F. Agnew
Name:	Robert F. Agnew
Title:	President & CEO